Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES RESULTS FOR

SECOND QUARTER OF 2005

REPORTS RECORD CASH FLOW AND PRODUCTION

RADNOR, PA (Businesswire) August 3, 2005 – Penn Virginia Corporation (NYSE: PVA) today reported results for the second quarter of 2005, including record quarterly net cash provided by operating activities of $53.8 million, a 58 percent increase over the second quarter of 2004, and record operating cash flow, a non-GAAP measure, of $53.5 million, a 46 percent increase over the second quarter of 2004. Net income was $7.6 million, or $0.41 per diluted share, for the second quarter of 2005, compared to $12.1 million, or $0.65 per diluted share, for the second quarter of 2004. Net income for this year’s second quarter compared to the second quarter of 2004 was adversely affected by $16.1 million of additional exploration expense, primarily related to the write off of unproved property and drilling costs in connection with an unsuccessful exploratory well in south Texas.

In the first six months of 2005, PVA reported net cash provided by operating activities of $84.7 million, a 45 percent increase over the same period of 2004. Operating cash flow, a non-GAAP measure, was $96.7 million for the first half of 2005, or 37 percent above the first half of 2004. Net income for the 2005 period was $14.7 million, or $0.79 per diluted share, compared to $22.2 million, or $1.21 per diluted share, for the first six months of 2004.

Oil and Gas Segment Review

Oil and gas production for the second quarter of 2005 was a quarterly record 6.9 billion cubic feet equivalent (Bcfe), a 17 percent increase from 5.9 Bcfe in the second quarter of 2004. See the Company’s July 28, 2005 news release for a more detailed discussion of second quarter 2005 drilling and production operations for the oil and gas segment. Oil and gas segment operating income for the second quarter of 2005 was $8.9 million, down 51 percent from the $18.0 million reported for the same quarter of 2004. Primary reasons for the quarter-to-quarter change in operating income for the segment were as follows:

•	Total oil and gas segment revenues increased by 35 percent to $48.1 million from $35.5 million in the second quarter of 2004. Increased oil and gas production accounted for approximately half of the revenue increase. The production increase was due primarily to the benefit of new production in 2005 from drilling, including the horizontal coalbed methane (CBM) project in Appalachia and the Cotton Valley play in east Texas and north Louisiana, offset in part by the first quarter 2005 sale of oil and gas properties in West Texas and normal field decline. Increased realized prices for natural gas and oil accounted for the other half of the revenue increase.

The average realized sale price for natural gas in the second quarter of 2005, which represented approximately 93 percent of the Company’s production for the quarter, was $6.94 per thousand cubic feet (Mcf), an increase of 13 percent from $6.13 per Mcf realized in the second quarter of 2004. Realized oil and condensate prices increased 37 percent quarter to quarter, from $32.23 per barrel to $44.03 per barrel.

•	Total oil and gas segment expenses were $39.3 million compared to $17.5 million in the second quarter of 2004. The increase was primarily related to:

•	An increase in exploration expenses, to $17.9 million in the second quarter of 2005 from $1.8 million in the second quarter of 2004. The increase was primarily due to expensing approximately $1.6 million of drilling costs incurred through the second quarter of 2005 and $11.5 million of previously unevaluated unproved leasehold costs incurred in 2001, related to an unsuccessful exploratory well in south Texas.

•	An increase in DD&A expense, to $11.7 million in the second quarter of 2005 from $8.4 million in the second quarter of 2004. The increase was the result of the 17 percent quarter-to-quarter production increase and higher average depletion rates. The DD&A rate increased to $1.69 per Mcfe produced in the second quarter of 2005 from $1.44 per Mcfe produced in the second quarter of 2004. The DD&A rate increase was primarily due to a greater percentage of production coming from relatively higher cost CBM wells and wells in the Company’s east Texas Cotton Valley development drilling joint venture, combined with depreciation on new pipeline infrastructure placed in service during the fourth quarter of 2004.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Second quarter 2005 operating income in the coal segment was a record $16.3 million, or 70 percent higher than the $9.6 million reported in the second quarter of 2004. The primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $20.1 million in the second quarter of 2005, a 15 percent increase over $17.5 million in the second quarter of 2004, due primarily to higher royalties per ton. Average coal royalty per ton was a record $2.78 in the second quarter of 2005, a 26 percent increase over average royalties per ton of $2.21 in the second quarter of 2004. The increase was primarily due to stronger market conditions for coal resulting in higher prices and a greater percentage of production from certain price-sensitive leases. Coal production from PVR properties decreased to 7.3 million tons in the second quarter of 2005 from 7.9 million tons in the same quarter of 2004, primarily due to reduced production at a longwall mine on a lower margin subleased portion of the Coal River property.

•	Other revenues increased to $3.6 million in the second quarter of 2005 from $1.2 million in the second quarter of 2004. The increase was primarily due to a $1.5 million sale during the quarter of a bankruptcy claim, which had been held against a former lessee and from $0.5 million of equity earnings from the coal handling joint venture acquired in July 2004.

•	Operating expenses decreased by 45 percent to $1.1 million in the second quarter of 2005 from $2.0 million in the second quarter of 2004 due to decreased production on a portion of the Coal River property subleased from a third party.

•	DD&A expense decreased to $4.3 million in the second quarter of 2005 from $4.9 million in the same quarter of last year, primarily as a result of lower production.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Second quarter 2005 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $4.1 million, consisting of the following:

•	Natural gas midstream revenues were $87.0 million and included revenues from the sale of residue gas, natural gas liquids and condensate and gathering and transportation fees. Inlet volumes at the midstream segment’s three gas processing plants and gathering systems were in line with expectations at approximately 11.5 billion cubic feet during the second quarter, or approximately 126 million cubic feet per day.

•	Cost of gas purchased of $74.4 million consisted of amounts payable to third-party producers for gas purchased under percentage of proceeds and keep-whole contracts. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $12.6 million, or $1.10 per thousand cubic feet of inlet gas.

•	Operating costs directly associated with the operations of the natural gas midstream segment were $3.2 million for the second quarter of 2005.

•	Depreciation and amortization expense of $3.7 million for the second quarter of 2005 included $1.2 million of amortization of intangible costs and $2.5 million of depreciation on property, plant and equipment related to the Cantera Acquisition.

Partnership Distributions

On July 22, 2005, PVR announced a $0.03 per unit increase in its quarterly distribution to $0.65, or $2.60 per unit on an annualized basis. The distribution covers the period April 1 through June 30, 2005, and is payable August 12, 2005 to unitholders of record August 2, 2005. The new rate is a 20 percent increase in the quarterly distribution over the distribution paid by PVR for the second quarter of 2004. Penn Virginia Corporation is the general partner of PVR and it owns approximately 7.8 million common and subordinated units in the Partnership.

Capital Resources

As of June 30, 2005, Penn Virginia had borrowed $89 million under its $150 million credit facility, which is expandable to $200 million at the Company’s option. PVR’s outstanding borrowings as of June 30, 2005 were $203.7 million, including $6.4 million of senior unsecured notes classified as current portion of long-term debt. Interest expense increased to $3.5 million in the second quarter of 2005 from $1.5 million for the same quarter of 2004, primarily as a result of interest on increased borrowings related to the Cantera Acquisition.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “During the second quarter of 2005, the combination of record oil and gas production and continued strong commodity prices in all of our business segments allowed us to set new Company records for cash flow. In addition, we continued to benefit from our growth strategy, particularly in both the coal and midstream segments of PVR.

“In the Company’s oil and gas segment, our large development projects, including the horizontal CBM project in Appalachia, the Cotton Valley play in east Texas, and the Selma Chalk program in Mississippi, have been the primary reason for our production growth over the last year. Our second quarter earnings were reduced by approximately $13 million before taxes, due to the write off of unproved property and drilling costs of an exploratory well we drilled in our south Texas Richard King field. However, approximately $11.5 million of this amount was for cost incurred when we acquired the field in 2001, with no impact on 2005 cash flow. Over the second half of 2005, we expect oil and gas segment capital spending to be $76 to $82 million, with the majority being used to complete our development and exploratory drilling program.

“During the second quarter of 2005, PVR’s coal segment continued to benefit from the strong market for coal. In the first seven months of 2005, the Partnership continued to execute its growth strategy, completing four acquisitions which added 160 million tons of coal reserves. One of these acquisitions was a recently announced addition of 95 million tons in the western Kentucky portion of the Illinois basin, which we believe is becoming an increasingly important source of coal supply. In addition to geographic diversification, these acquisitions provide PVR with organic expansion opportunities for both coal royalties and coal services.

“Operationally, PVR Midstream, PVR’s natural gas midstream gathering and processing segment, has performed better than expected through its first four months of operations as part of PVR. Plant and gathering system inlet volumes are being aided by robust drilling activity around our gathering and processing facilities in Texas and Oklahoma, and processing margins have been better than expected. The Partnership is on schedule with the integration of the midstream-related accounting and information technology systems. PVR Midstream’s operating and commercial staff has identified a number of new opportunities to expand and improve operations in its core areas.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the third quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss second quarter 2005 results and the outlook for the remainder of 2005, is scheduled for Thursday, August 4, 2005, at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until August 5, 2005, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 146913. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities; capital expenditures; acquisitions and dispositions; drilling and exploration programs; expected commencement dates of oil and natural gas production; projected quantities of future oil and natural gas production; expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR; projected cash flows generated from PVR’s new natural gas midstream business; costs and expenditures; market factors, including energy prices generally and, specifically, the relative prices of crude oil, natural gas, coal and NGLs; projected demand for oil, natural gas, coal and NGLs, projected supplies of oil, natural gas, coal and NGLs; lessee and customer delays or defaults in making payments; and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including each of the Company’s and PVR’s Annual Reports on Form 10-K for the year ended December 31, 2004, filed on March 11, 2005 and March 1, 2005, respectively, and subsequently filed interim reports. Many of the factors that will determine the Company’s and PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company and PVR undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Production
Natural gas (MMcf)	6,438	5,294	12,353	11,053
Oil and condensate (Mbbl)	76	94	161	210
Total oil, condensate and natural gas production (MMcfe)	6,894	5,858	13,319	12,313
Coal royalty tons (thousands)	7,250	7,941	13,965	15,894
Inlet volumes (MMcf)	11,489	—	15,396	—

Prices and margin
Natural gas ($/Mcf)	$6.94	$6.13	$6.71	$6.01
Oil and condensate ($/Bbl)	$44.03	$32.23	$41.98	$31.04
Coal royalties ($/ton)	$2.78	$2.21	$2.73	$2.16
Midstream processing margin ($/Mcf)	$1.10	$—	$1.11	$—

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Natural gas	$44,680	$32,444	$82,940	$66,408
Oil and condensate	3,346	3,030	6,759	6,518
Natural gas midstream	86,995	—	113,273	—
Coal royalties	20,129	17,517	38,182	34,377
Other	4,594	1,578	6,800	2,892

Total revenues	159,744	54,569	247,954	110,195

Expenses
Cost of gas purchased	74,374	—	96,211	—
Operating	8,402	5,469	13,501	10,313
Exploration	17,931	1,835	25,590	7,395
Taxes other than income	4,054	2,464	7,401	5,494
General and administrative	8,787	5,749	15,507	11,431
Depreciation, depletion and amortization	19,779	13,387	35,623	27,543

Total expenses	133,327	28,904	193,833	62,176

Operating income	26,417	25,665	54,121	48,019

Other income (expense)
Interest expense	(3,497)	(1,464)	(6,875)	(2,854)
Interest and other income	376	258	695	532
Unrealized loss on derivatives	(447)	—	(14,764)	—

Income from operations before minority interest and income taxes	22,849	24,459	33,177	45,697

Minority interest	10,246	4,695	8,590	9,198
Income tax expense	4,956	7,684	9,900	14,277

Net income	$7,647	$12,080	$14,687	$22,222

Per share data
Net income per share, basic	$0.41	$0.66	$0.79	$1.22

Net income per share, diluted	$0.41	$0.65	$0.79	$1.21

Weighted average shares outstanding, basic	18,517	18,293	18,503	18,230
Weighted average shares outstanding, diluted	18,719	18,479	18,706	18,396

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets	$121,691	$84,239
Net property and equipment	872,542	665,488
Equity investments	28,485	27,881
Goodwill	6,931	—
Intangibles, net	38,413	—
Other assets	8,928	5,727

Total assets	$1,076,990	$783,335

Liabilities and Shareholders’ Equity
Current liabilities	$96,325	$41,775
Long-term debt	89,000	76,000
Long-term debt of Penn Virginia Resource Partners, L.P.	197,250	112,926
Other liabilities and deferred taxes	128,878	116,883
Minority interest in Penn Virginia Resource Partners, L.P.	305,515	182,891
Shareholders’ equity	260,022	252,860

Total liabilities and shareholders’ equity	$1,076,990	$783,335

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating Activities
Net income	$7,647	$12,080	$14,687	$22,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	19,779	13,387	35,623	27,543
Unrealized loss (gain) on derivatives, net of settlements	(1,394)	—	12,923	—
Minority interest	10,246	4,695	8,590	9,198
Deferred income taxes	500	4,423	4,043	6,964
Dry hole and unproved leasehold expense	16,477	964	18,916	2,646
Other	289	1,086	1,889	2,136

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	53,544	36,635	96,671	70,709
Changes in operating assets and liabilities	271	(2,580)	(12,005)	(12,110)

Net cash provided by operating activities	53,815	34,055	84,666	58,599

Investing Activities
Proceeds from sale of properties	985	37	10,751	415
Additions to property and equipment	(40,374)	(34,114)	(77,960)	(49,629)
Acquisitions, net of cash acquired	(17,693)	—	(222,677)	—
Other	—	58	—	208

Net cash used in investing activities	(57,082)	(34,019)	(289,886)	(49,006)

Financing Activities
Dividends paid	(2,082)	(2,060)	(4,163)	(4,111)
Distributions paid to minority interest holders	(7,968)	(5,351)	(13,756)	(10,779)
Proceeds from issuance of PVR partners’ capital	1,251	—	126,436	—
Net proceeds from (repayments of) PVA borrowings	11,000	8,000	13,000	(1,000)
Net proceeds from (repayments of) PVR borrowings	5,700	(1,000)	86,000	(1,000)
Payments for debt issuance costs	—	—	(2,039)	—
Issuance of stock	60	1,863	557	3,803

Net cash provided by (used in) financing activities	7,961	1,452	206,035	(13,087)

Net increase (decrease) in cash and cash equivalents	4,694	1,488	815	(3,494)
Cash and cash equivalents-beginning balance	21,592	13,026	25,471	18,008

Cash and cash equivalents-ending balance	$26,286	$14,514	$26,286	$14,514

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream
	Amount	(per Mcfe) *		Amount	(per Mcf)	All Other	Consolidated
Three months ended June 30, 2005

Production
Oil, condensate and gas (MMcfe)	6,894
Natural gas (MMcf)	6,438
Crude oil and condensate (Mbbl)	76
Coal royalty tons (thousands of tons)			7,250
Inlet volumes (MMcf)				11,489

Revenues
Natural gas	$44,680	$6.94	$—	$—		$—	$44,680
Oil and condensate	3,346	44.03	—	—		—	3,346
Natural gas midstream	—		—	86,995		—	86,995
Coal royalties	—		20,129	—		—	20,129
Other	103		3,564	666		261	4,594

Total revenues	48,129	6.98	23,693	87,661	$7.63	261	159,744

Expenses
Cost of gas purchased	—	—	—	74,374	6.47	—	74,374
Operating	3,954	0.57	1,141	3,174	0.28	133	8,402
Exploration	17,931	2.60	—	—	—	—	17,931
Taxes other than income	3,246	0.47	230	486	0.04	92	4,054
General and administrative	2,450	0.36	1,692	1,822	0.16	2,823	8,787
Depreciation, depletion and amortization	11,676	1.69	4,328	3,671	0.32	104	19,779

Total expenses	39,257	5.69	7,391	83,527	7.27	3,152	133,327

Operating income (loss)	$8,872	$1.29	$16,302	$4,134	$0.36	$(2,891)	$26,417

Additions to property and equipment and acquisitions, net of cash acquired (1)	$48,036		$19,659	$3,565		$57	$71,317

	Oil and Gas		Coal	Natural Gas Midstream
	Amount	(per Mcfe) *		Amount	(per Mcf)	All Other	Consolidated
Three months ended June 30, 2004

Production
Oil, condensate and gas (MMcfe)	5,858
Natural gas (MMcf)	5,294
Crude oil and condensate (Mbbl)	94
Coal royalty tons (thousands of tons)			7,941

Revenues
Natural gas	$32,444	$6.13	$—	$—		$—	$32,444
Oil and condensate	3,030	32.23	—	—		—	3,030
Natural gas midstream	—		—	—		—	—
Coal royalties	—		17,517	—		—	17,517
Other	44		1,215	—		319	1,578

Total revenues	35,518	6.06	18,732	—	$—	319	54,569

Expenses
Cost of gas purchased	—	—	—	—	—	—	—
Operating	3,271	0.56	2,048	—	—	150	5,469
Exploration	1,835	0.31	—	—		—	1,835
Taxes other than income	2,147	0.37	230	—	—	87	2,464
General and administrative	1,823	0.31	1,986	—	—	1,940	5,749
Depreciation, depletion and amortization	8,426	1.44	4,852	—	—	109	13,387

Total expenses	17,502	2.99	9,116	—	—	2,286	28,904

Operating income (loss)	$18,016	$3.07	$9,616	$—	$—	$(1,967)	$25,665

Additions to property and equipment and acquisitions, net of cash acquired	$33,614		$463	$—		$37	$34,114

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Oil and gas segment includes noncash expenditures of $13.2 million.

PENN VIRGINIA CORPORATION

YEAR TO DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream
	Amount	(per Mcfe) *		Amount	(per Mcf)	All Other	Consolidated
Six months ended June 30, 2005

Production
Oil, condensate and gas (MMcfe)	13,319
Natural gas (MMcf)	12,353
Crude oil and condensate (Mbbl)	161
Coal royalty tons (thousands of tons)			13,965
Inlet volumes (MMcf)				15,396

Revenues
Natural gas	$82,940	$6.71	$—	$—		$—	$82,940
Oil and condensate	6,759	41.98	—	—		—	6,759
Natural gas midstream	—		—	113,273		—	113,273
Coal royalties	—		38,182	—		—	38,182
Other	176		5,323	766		535	6,800

Total revenues	89,875	6.75	43,505	114,039	$7.41	535	247,954

Expenses
Cost of gas purchased	—	—	—	96,211	6.25	—	96,211
Operating	7,076	0.53	2,173	3,969	0.26	283	13,501
Exploration	25,590	1.92	—	—	—	—	25,590
Taxes other than income	6,060	0.45	508	590	0.04	243	7,401
General and administrative	4,283	0.32	4,045	2,234	0.14	4,945	15,507
Depreciation, depletion and amortization	22,344	1.68	8,183	4,895	0.32	201	35,623

Total expenses	65,353	4.90	14,909	107,899	7.01	5,672	193,833

Operating Income	$24,522	$1.85	$28,596	$6,140	$0.40	$(5,137)	$54,121

Additions to property and equipment and acquisitions, net of cash acquired (1)	$85,325		$29,031	$199,466		$65	$313,887

	Oil and Gas		Coal	Natural Gas Midstream
	Amount	(per Mcfe) *		Amount	(per Mcf)	All Other	Consolidated
Six months ended June 30, 2004

Production
Oil and gas (MMcfe)	12,313
Natural gas (MMcf)	11,053
Crude oil (Mbbl)	210
Coal royalty tons (thousands of tons)			15,894

Revenues
Natural gas	$66,408	$6.01	$—	$—		$—	$66,408
Oil and condensate	6,518	31.04	—	—		—	6,518
Natural gas midstream	—		—	—		—	—
Coal royalties	—		34,377	—		—	34,377
Other	73		2,318	—		501	2,892

Total revenues	72,999	5.93	36,695	—	$—	501	110,195

Expenses
Cost of gas purchased	—	—	—	—	—	—	—
Operating	6,216	0.50	3,797	—	—	300	10,313
Exploration	7,395	0.60	—	—	—	—	7,395
Taxes other than income	4,959	0.40	514	—	—	21	5,494
General and administrative	3,617	0.29	3,959	—	—	3,855	11,431
Depreciation, depletion and amortization	17,708	1.44	9,621	—	—	214	27,543

Total expenses	39,895	3.23	17,891	—	—	4,390	62,176

Operating Income	$33,104	$2.70	$18,804	$—	$—	$(3,889)	$48,019

Additions to property and equipment and acquisitions, net of cash acquired (2)	$48,693		$1,927	$—		$69	$50,689

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Oil and gas segment includes noncash expenditures of $13.2 million.
(2)	Coal segment includes noncash expenditures of $1.1 million.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$53,815	$34,055	$84,666	$58,599
Adjustments:
Changes in operating assets and liabilities	(271)	2,580	12,005	12,110

Operating cash flow (see Note 1 below)	$53,544	$36,635	$96,671	$70,709

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$40,374	$34,114	$77,960	$49,629
Acquisitions, net of cash acquired	17,693	—	222,677	—
Seismic expenditures	1,177	752	6,079	4,547
Delay rentals and other expenditures	276	90	591	173
Noncash lease acquisitions	13,250	—	13,250	1,060
Less: Capitalized interest	(687)	(409)	(1,307)	(851)
Add: Change in noncash well accruals	(3,591)	1,245	(880)	2,926

Capital expenditures (see Note 2 below)	$68,492	$35,792	$318,370	$57,484

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents amounts cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company's capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the third quarter and full year 2005.

	Actual			Guidance
	First Quarter 2005	Second Quarter 2005	YTD 2005	Third Quarter 2005	Full Year 2005
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	6.0	6.4	12.4	6.2 - 6.5	24.7 - 25.7
Crude oil and condensate (Mbbl) - See Note b	85	76	161	67 - 70	296 - 303
Equivalent production (Bcfe)	6.4	6.9	13.3	6.6 - 6.9	26.5 - 27.5
Equivalent daily production (MMcfe)	71.2	75.8	73.5	71.7 - 74.8	72.5 -75.5

Expenses:
Direct expenses	$7.8	9.7	17.4	8.7 - 9.6	36.1 - 38.1
Exploration	$7.7	17.9	25.6	5.5 - 6.1	35.3 - 36.4
Depreciation, depletion and amortization ($ per Mcfe)	$1.66	1.69	1.68	1.69 - 1.79	1.66 - 1.76

Capital Expenditures:
Development drilling	$24.6	23.8	48.4	41.1 - 43.7	107.0 - 110.8
Exploratory drilling	$7.3	3.4	10.7	4.5 - 4.8	17.0 - 17.6
Pipeline, gathering, facilities	$3.6	1.1	4.7	2.6 - 2.7	9.0 - 9.4
Seismic	$4.9	1.2	6.1	0.9 - 1.1	7.8 - 8.0
Lease acquisition, field projects and other	$4.2	15.7	19.9	0.8 - 0.9	25.0 - 26.3
Total Oil & Gas Capital Expenditures	$44.6	45.2	89.8	49.9 - 53.2	165.8 - 172.1

Coal Segment:
Coal royalty tons (millions)	6.7	7.3	14.0	8.0 - 8.6	28.9 - 31.0

Revenues:
Average royalty per ton	$2.69	2.78	2.73	2.46 - 2.65	2.57 - 2.71
Other	$1.7	3.6	5.3	2.4 - 2.7	10.4 - 11.5

Expenses:
Direct expenses	$3.6	3.1	6.7	3.5 - 3.9	13.0 - 14.3
Depreciation, depletion and amortization	$3.9	4.3	8.2	5.3 - 5.8	18.0 - 19.9

Capital Expenditures:
Coal segment acquisitions	$9.3	15.4	24.7	74.8 - 77.9	98.6 - 102.6
Coal segment other expenditures	$—	4.3	4.3	— - 3.8	9.3 - 14.3
Total Coal Capital Expenditures	$9.3	19.7	29.0	74.8 - 81.6	107.9 - 116.9

Natural Gas Midstream Segment: see Note c
Inlet volumes (MMcf per day) - see Note d	126	126	126	120 - 130	120 - 130

Expenses:
Direct expenses	$1.3	5.5	6.8	3.9 - 4.3	14.2 - 15.7
Depreciation, depletion and amortization	$1.2	3.7	4.9	3.5 - 3.9	11.6 - 12.9

Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$195.7	2.3	198.0	— - —	198.0 - 200.0
Midstream segment other expenditures	$0.3	1.3	1.6	2.1 - 2.4	5.4 - 6.0
Total Midstream Capital Expenditures	$196.0	3.6	199.6	2.1 - 2.4	203.4 - 206.0

Corporate and Other:
General and administrative expense	$2.1	2.8	4.9	2.0 - 2.2	8.6 - 9.5

Interest expense:
PVA average long-term debt outstanding	$75.3	83.3	79.4	90.9 - 100.4	80.9 - 89.4
PVA net interest rate	5%	5.3%	5.0%	5.0%	5.0%
Percentage capitalized - see Note e	75%	66%	70%	55% - 70%	55% - 70%
PVR average long-term debt outstanding	$134.8	205.3	170.1	228.2 - 237.5	204.4 - 212.8
PVR net interest rate assumed	5.0%	5.5%	5.3%	6%	6%
Minority interest in PVR - see Note f	$(1.7)	10.2	8.6	see Note f	see Note f
Income tax rate - see Note g	41%	39%	40%	39%	39%
Other capital expenditures	$—	0.1	0.1	0.2 - 0.3	0.5 - 0.6

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The oil and gas segment’s natural gas hedging positions are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Collars
		Floor	Ceiling
Third Quarter 2005	30,000	$5.60	$7.59
Fourth Quarter 2005	29,000	$5.76	$8.68
First Quarter 2006	20,689	$5.73	$9.41
Second Quarter 2006	11,648	$5.14	$10.04
Third Quarter 2006	4,000	$6.50	$9.32
Fourth Quarter 2006	4,000	$6.50	$9.32

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The oil and gas segment’s oil hedging positions are summarized below:

	Average Bbbls Per Day	Weighted Average Price per Bbl
		Collars
		Floor	Ceiling
Third Quarter 2005	200	$42.00	$47.75
Fourth Quarter 2005	200	$42.00	$47.75
First Quarter 2006 (Jan and Feb only)	200	$42.00	$47.75

c -	Actual results and full year guidance include the natural gas midstream segment from the date of the Cantera Acquisition in March 2005.

d -	The natural gas midstream segment’s natural gas liquids, natural gas and oil hedging positions are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps	(gallons	)	(per gallon	)
Third Quarter 2005 - Fourth Quarter 2006	68,800		$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440		$0.4700

Propane Swaps	(gallons	)	(per gallon	)
Third Quarter 2005 - Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps	(Bbls	)	(per Bbl	)
Third Quarter 2005 - Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 - Fourth Quarter 2007	560		$50.80
First Quarter 2008 - Fourth Quarter 2008	560		$49.27

Natural Gas Swaps	(Mmbtu	)	(per Mmbtu	)
Third Quarter 2005 - Fourth Quarter 2006	7,500		$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000		$6.97

e -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f -	Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia.

g -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.